SCHEDULE A

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Fund of the Trust:

Name of Fund	Maximum Annual Operating Expense Limit	Initial Term End Date
Cardinal Small Cap Value Fund	0.99%	February 28, 2021

THE ADVISORS' INNER CIRCLE FUND II
on behalf of the series of the Trust set forth in Schedule A

/s/ Matthew M. Maher
Name:	Matthew M. Maher
Title:	Secretary & Vice-President

CARDINAL CAPITAL MANAGEMENT LLC

/s/ Robert B. Kirkpatrick
Name:	Rober Kirkpatrick
Title:	Managing Partner

A-1